Exhibit 99.1

CERTIFICATE OF AMENDMENT

TO AMENDED AND RESTATED CODE OF REGULATIONS

Effective June 13, 2017, Sparton Corporation, an Ohio corporation (the “Company”), does hereby certify that the Board of Directors of the Company adopted resolutions pursuant to the Ohio Revised Code and the Company’s Amended and Restated Code of Regulations (the “Code of Regulations”) approving and adopting the following amendment to the Code of Regulations of the Company:

Article I, Section 10(B)(ii) of the Code of Regulations is hereby amended and restated in its entirety as follows:

“With respect to any nominations of persons for election to the Board of Directors, a shareholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than one hundred and twenty (120) days nor more than two hundred and forty (240) days prior to the one year anniversary of the preceding year’s annual meeting, except that with respect to the 2017 annual meeting of shareholders, a shareholder’s notice with respect to the nominations of any persons for election to the Board of Directors must be delivered to, or mailed and received at, the principal executive offices of the Company no later than August 18, 2017; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder to be timely must be so delivered, or mailed and received, not earlier than the two hundred and fortieth (240th) day prior to such annual meeting and not later than the one hundred and twentieth (120th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public announcement of the date of such annual meeting was first made.”

IN WITNESS WHEREOF, this Certificate is effective as of the 13th day of June, 2017.

SPARTON CORPORATION

By:	/s/ Joseph J. Hartnett
Name:	Joseph J. Hartnett
Title:	Interim President and Chief Executive Officer